Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 23, 2005, accompanying the consolidated financial statements of UQM Technologies, Inc. included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2005. We hereby consent to the incorporation by reference of said report in the Company’s Registration Statements on Form S-8 (File Nos. 33-23113, 33-24071, 33-34612, 33-35055, 33-34613, 33-41325, 33-64852, 33-47454, 33-81430, 33-92288, 333-101371), and Form S-3 (File Nos. 33-61166, 33-63399, 333-01919, 333-13883, 333-44597, 333-23843, 333-50393, 333-52861, 333-67313, 333-78525, 333-75520).

/s/ GRANT THORNTON LLP

Denver, Colorado

May 23, 2005